DocuSign Envelope ID: E660873F-9F59-440E-81D6-ABF2AAB8C0B7 EXHIBIT 10.3 THIRD AMENDMENT TO LEASE THIS THIRD AMENDMENT TO LEASE (“Amendment”), dated effective as of 7/1/2020 _________________, is entered into by and between GCC LONGMONT HOLDINGS, LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and NUTRONICS, INC., a Nevada corporation (“Tenant”). WITNESSETH: WHEREAS, Landlord’s predecessor in interest and Tenant entered into that certain Lease dated July 3, 2014, including that certain Addendum (“Addendum”), as amended by that certain First Amendment to Lease dated August 4, 2016, that certain Second Amendment to Lease dated November 2, 2016, and that certain Expansion Date Acknowledgement and Agreement dated May 3, 2017 (collectively, the “Lease”), pertaining to those certain premises (the “Existing Premises”) consisting of approximately 16,792 rentable square feet of space known as Suite G in the building (the “Building”) having an address of 1851 Lefthand Circle, Longmont, Colorado. Terms not otherwise defined herein shall have their respective meanings set forth in the Lease. WHEREAS, the parties desire to expand the Existing Premises with additional space in the building having an address of 1841 Lefthand Circle, Longmont, Colorado (“1841 Building”), as further described on Exhibit A-1 attached hereto and incorporated herein by this reference, and extend the Term of the Lease for the Premises, as provided herein; WHEREAS, on or about November 14, 2019, nLIGHT, Inc., a Delaware corporation (“Guarantor”), acquired 100% of the ownership interest in Tenant. WHEREAS, the parties desire to amend the Lease to reflect the expansion of the Existing Premises, extension of the Term, and otherwise the amendment of the Lease in the manner and form hereinafter set forth. NOW, THEREFORE, for good and valuable consideration, Landlord and Tenant hereby agree as follows: 1. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, in addition to the Existing Premises, space in the 1841 Building consisting of approximately 21,143 rentable square feet (the “Expansion Premises”), as shown on Exhibit A hereto and made a part hereof by reference, on all of the terms of the Lease as herein amended on the following basis: A. Tenant’s right to occupy the Expansion Premises and its obligations under the Lease with respect to the Expansion Premises, including but not limited to Tenant’s obligations to pay Rent and other charges payable pursuant to the Lease, shall commence on the earlier of (the “Expansion Date”): (a) February 1, 2021, (b) the date the Expansion Space Improvements are substantially completed, or (c) the date Tenant conducts the Permitted Use from the Expansion Premises. “Substantially completed” as used in the prior sentence means that the Expansion Space Improvements have been completed to the extent Tenant may occupy the Expansion Premises and operate the Permitted Use. The Lease, as it pertains to both the Existing Premises and the Expansion Premises, shall terminate on the last day of the 66th whole calendar month after the Expansion Date (the “New Expiration Date”). As of the Expansion Date, references to Premises in the Lease shall include the Expansion Premises, Tenant’s occupancy of the Expansion Premises shall be subject to all terms of the Lease as herein specifically amended, and the Premises described in the Lease shall consist of the Existing Premises and the Expansion Premises for a total of approximately 37,935 rentable square feet of space. 756069 1

DocuSign Envelope ID: E660873F-9F59-440E-81D6-ABF2AAB8C0B7 B. Except as expressly set forth herein, Landlord has no obligation to make or pay for improvements or alterations to the Existing Premises or the Expansion Premises, and Tenant accepts the Existing Premises and the Expansion Premises in their current “as is” condition as of the date of this Amendment. Tenant shall have the right to access the Expansion Premises commencing on the date of this Amendment for purposes of planning and design, but Tenant shall not commence construction of the Expansion Space Improvements in the Expansion Premises until the Garage Contingency (as hereafter defined) has been satisfied or waived by Tenant. No Base Rent or any other amounts owed under the Lease for the Expansion Premises will apply during this early access period. At the request of Landlord, the parties will evidence the Expansion Date, and such other matters set forth therein in an agreement substantially in the form of Exhibit B attached hereto, which agreement will contain a revised Base Rent schedule for the Premises. C. Landlord shall reimburse Tenant for the cost of improvements to be made by Tenant to the Expansion Premises (the “Expansion Space Improvements”) up to a maximum amount of $528,575.00 (the “Expansion Space Allowance”). In addition to the Expansion Space Allowance, Landlord shall reimburse Tenant for the cost of improvements to be made by Tenant to the Existing Premises (the “Existing Premises Improvements”) up to a maximum amount of $58,772.00 (the “Existing Premises Allowance”). The Expansion Space Allowance and the Existing Premises Allowance are referred to herein together as the “Allowance.” The Expansion Space Improvements and the Existing Premises Improvements are referred to herein together as the “Improvements.” The Improvements shall be generally in accordance with the 4/22/2019 plans of Hampton Architecture (“Approved Plans”). The Allowance shall be used to pay for expenditures related to the Improvements including but not limited to costs of all labor, materials, permits, fees, contractors and subcontractors’ charges, and, pursuant to Section 10 of the Lease, payment of Landlord’s supervisory fee in an amount equal to $95.00 per hour or, if the Improvements are not constructed by Landlord’s employees, 3% of project costs of the Improvements, plus any out of pocket engineering and architectural review costs. All costs of the Improvements in excess of the Allowance shall be at Tenant’s expense. Tenant is responsible for and shall pay all costs and expenses of the Improvements that are not allowable as expenditures from the Allowance as such amounts become due and payable. Promptly following completion of the Improvements, Tenant will deliver to Landlord a request for payment of the Allowance, accompanied by all of the following in form and substance reasonably satisfactory to Landlord: (a) a copy of the contract with Tenant’s general contractor which includes a plan or scope of work to be performed; (b) duly executed unconditional lien waivers and such other affidavits, certificates, information, and data as may be reasonably requested by Landlord from all general contractors, subcontractors and materialmen performing work on the Premises; (c) an itemized computation of the actual total costs incurred by Tenant (“Actual Costs”) and paid invoices evidencing payment of the Actual Costs; (d) final as-built plans and specifications for the Expansion Improvements; and (e) such other information and documentation as Landlord or Landlord’s lender may reasonably request to evidence the proper, lien- free completion of the Improvements. Unless Landlord reasonably disputes in writing Tenant’s assertion that the Improvements have been completed in accordance with the provisions of the Lease as herein amended, within 30 days after Landlord’s receipt, review and reasonable approval of all of the foregoing, Landlord will pay to Tenant the amount of the Actual Costs of the Improvements, up to the maximum amount of the Allowance. In no event will Landlord have any obligation to reimburse Tenant for any costs of the Improvements in excess of the Allowance. Unless otherwise agreed by Landlord and Tenant in writing, if any portion of the Allowance has not been requested by Tenant on or before the date that is 24 full calendar months from the date of this Amendment, such amount will be forfeited by Tenant to Landlord. The Improvements shall be performed as alterations in accordance with the terms and conditions of the Lease, including without limitation Section 10 of the Lease; provided, however, that Tenant shall have no obligation to remove the Improvements at the end of the Term, provided such Improvements are constructed in accordance with the Approved Plans. In addition to the Allowance, Landlord has paid the cost of the initial space plan for the Improvements and shall pay for one revision to the space plan. 756069 2

DocuSign Envelope ID: E660873F-9F59-440E-81D6-ABF2AAB8C0B7

D. In addition to Tenant's parking rights for the Existing Premises, Tenant shall have the right to use 68 parking spaces in the parking areas for the 1841 Building, based on a parking ratio of 3.21 spaces/1,000 rentable square feet leased. Tenant's use of the parking areas shall be subject to and in accordance with the provisions of the Lease, as herein amended.

2. Tenant desires, at Tenant's sole cost and expense, to construct a garage (the "Garage") in the location, size, configuration and construction as shown on Exhibit C attached hereto and incorporated herein by this reference. Tenant agrees to diligently pursue completion of the Garage in a manner so as to minimize disruption to other tenants of the Building and other buildings in close proximity to the Building. Tenant shall not be required to remove the Garage at the end of the Term provided the Garage conforms to the specifications set forth on Exhibit C in all material aspects; provided, however, if changes to Exhibit C are requested by Tenant and approved in writing by Landlord, Landlord shall notify Tenant of whether any such changes will need to be removed at the time of approval if so requested in writing by Tenant. Upon the earlier of (i) substantial completion of the Garage or (ii) upon Tenant conducting the Permitted Use within the Garage, Tenant shall pay to Landlord, at the same times and in the same manner as Base Rent is paid for the Premises, rent for the Garage at the initial rate of $4.00 per rentable square foot of the Garage, which rate shall increase annually by 5%. Substantial completion as used in the prior sentence means that the Garage has been completed to the extent Tenant may occupy the Garage and operate all or a portion of the Permitted Use. Promptly following the date of this Amendment, Landlord, on behalf of Tenant and at Tenant's expense, shall use commercially reasonable efforts to obtain the site plan waiver approval (the "Approval") required to construct the Garage from the City of Longmont's Planning and Development Services Department (the "Department"), and Tenant shall fully cooperate without delay as reasonably required with Landlord's efforts to obtain the Approval, including without limitation promptly providing all information and documentation as may be required. The cost of obtaining the Approval shall be deducted from the Allowance, or, if the Approval is not obtained, then Tenant shall reimburse Landlord for all costs incurred by Landlord in seeking to obtain the Approval within thirty (30) days after receipt of an invoice from Landlord. If the Department does not issue the Approval for the construction of the Garage on or before four (4) months after the date of this Amendment (the "Garage Contingency"), then Tenant in its sole discretion shall have the option, upon delivery of written notice to Landlord within seven (7) days after the end of such 4-month period, to elect to declare this Amendment null and void and of no further effect, provided the Lease shall remain in full force and effect without regard to this Amendment. Upon issuance of the Approval, the contingency set forth in this Section 2 shall be deemed satisfied.

3. Until the Expansion Date, Tenant shall continue to pay Base Rent for the Existing Premises pursuant to the terms of the Lease. Commencing on the Expansion Date, Tenant shall pay Base Rent for the Existing Premises pursuant to the terms of the Lease and, notwithstanding anything contained in the Lease to the contrary, in accordance with the following schedule:

Period	Annual PSF	Monthly Base Rent
Expansion Date through Month 12	$12.00	$16,792.00
Month 13 through Month 24	$12.50	$17,491.67
Month 25 through Month 36	$13.00	$18,191.33
Month 37 through Month 48	$13.50	$18,891.00
Month 49 through New Expiration Date	$14.00	$19,590.67

The Lease shall continue for the Existing Premises through the New Expiration Date. As of August 1, 2022, the Base Rent rate for the Existing Premises shall be payable at the then current rate of Base Rent for the Expansion Premises, and shall increase at the same times and in the same amounts as for the Expansion Premises through the New Expiration Date. The final Base Rent Schedule for the Premises (inclusive of the Existing Premises and the Expansion Premises) shall be set forth in the Expansion Date

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DocuSign Envelope ID: E660873F-9F59-440E-81D6-ABF2AAB8C0B7

Acknowledgment and Agreement. In consideration for the increase in Base Rent applicable to the Existing Premises, in addition to the Allowance, Landlord provide Tenant with an additional allowance in the amount of $79,720.02 (the "Additional Allowance"), which may be used for Improvements and is payable by Landlord in the same manner as the Allowance; provided, however, any amount not used by Tenant for the cost of Improvements may, upon Tenant's written notice to Landlord, be applied as a credit toward Base Rent payments first coming due after Tenant's notice. The Additional Allowance is based on the actual number of months of increased Base Rent for the Existing Premises, and if the Expansion Date does not occur on or before February 1, 2021, then the Additional Allowance is subject to proportionate reduction. Unless otherwise agreed by Landlord and Tenant in writing, if any portion of the Allowance has not been requested by Tenant on or before the date that is 24 full calendar months from the date of this Amendment, such amount will be forfeited by Tenant to Landlord.

4. Commencing on the Expansion Date, in addition to Base Rent for the Existing Premises, Tenant shall pay Base Rent for the Expansion Premises pursuant to the terms of the Lease, in accordance with the following schedule:

Period	Annual PSF	Monthly Base Rent
Expansion Date through Month 12*	$12.00	$21,143.00*
Month 13 through Month 24	$12.50	$22,023.96
Month 25 through Month 36	$13.00	$22,904.92
Month 37 through Month 48	$13.50	$23,785.88
Month 49 through New Expiration Date	$14.00	$24,666.83

*Notwithstanding anything to the contrary, Tenant may abate the payment of Base Rent (but not any other charges payable by Tenant pursuant to the Lease) for the first 6 months following the Expansion Date (the "Abated Rent Period"). Rents payable hereunder are allocable to, and will be accrued by the parties during, their fiscal periods in which the same is actually paid. No portion of the Rent paid by Tenant during periods after the expiration of the Abated Rent Period will be allocated to such Abated Rent Period, nor is such Rent intended to be allocable to the Abated Rent Period. If at any time during the Term, an event of default by Tenant occurs, Tenant owes Landlord, in addition to all other amounts, the unamortized portion of the Rent abated hereunder, such amortization to be on a straight-line basis over the period commencing on the Expansion Date and continuing through the New Expiration Date. Tenant has no obligation to pay the abated amounts if no event of default by Tenant occurs prior to the expiration of the Term.

5. In addition to Base Rent for the Premises, Tenant shall be obligated to pay all other charges payable by Tenant for the Premises (inclusive of the Existing Premises and the Expansion Premises), including without limitation utilities and Tenant's Share of all Operating Costs, Taxes, insurance, and other sums payable by Tenant in accordance with the Lease for both the Building and the 1841 Building. For periods on and after the Expansion Date, Tenant's Share of the 1841 Building shall mean 71.429%. In the event the Garage is constructed, the Building will be remeasured by Landlord's architect and Tenant's Share shall include the Garage and be adjusted based on the new rentable square footage of the Building.

6. Upon execution of this Amendment, Tenant shall deposit with Landlord an additional amount equal to $15,503.93 to be added to the existing Security Deposit being held by Landlord in the amount of $46,728.97. Thereafter, Landlord shall hold the Security Deposit in the amount of $62,232.90 for the duration of the Term as it may be extended.

7. Concurrently with the execution and delivery of this Amendment by Tenant, and as a condition to the effectiveness of this Amendment, Tenant shall deliver to Landlord a Guaranty in the form attached hereto as Exhibit D executed by Guarantor.

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DocuSign Envelope ID: E660873F-9F59-440E-81D6-ABF2AAB8C0B7 8. This Amendment shall not affect the Option to extend the Term of the Lease granted to Tenant in paragraph 1 of the Addendum; provided, however, Tenant shall have two (2) Options to extend the Term of the Lease for a period of five (5) years each, and each Option shall apply to the Premises, inclusive of the Existing Premises and the Expansion Premises. All other terms and conditions set forth in paragraph 1 of the Addendum shall apply to each of said Options. 9. Subject to the Prior Rights (as hereafter defined), Tenant shall have a continuous and on- going Right of First Offer (“ROFO”) to lease any rentable space in the Building or the 1841 Building that is contiguous and adjacent to the Premises (the “ROFO Space”) which becomes available after the date of this Amendment, subject to and in accordance with the terms and conditions of this Section 8. A. If any portion of the ROFO Space becomes available and Landlord intends to market the ROFO Space for leasing to third parties from time to time, Landlord shall give notice thereof to Tenant in each such instance (“Offer Notice”). Each Offer Notice shall provide that the ROFO Space will be offered to Tenant upon the provisions that Landlord would offer to lease the ROFO Space to third parties. Such provisions will include, among other things, escalations and pass-throughs. Tenant has 7 days after receiving an Offer Notice within which to notify Landlord whether it elects to lease the ROFO Space, which election must be upon the terms and for all space included in the Offer Notice. B. Landlord’s obligation to offer ROFO Space to Tenant is subordinate to all rights of extension, expansion, or first offer or refusal as to the ROFO Space in favor of the tenants under existing leases as of the date of this Lease and is subordinate to the option of Landlord to extend the existing lease of any current tenant of any ROFO Space, whether or not such tenant’s lease expressly provides for such extension option (“Prior Rights”). C. If Tenant does not timely notify Landlord of its election to lease the ROFO Space offered under the applicable Offer Notice, it will be conclusively presumed that Tenant has waived its ROFO as to the ROFO Space offered under the applicable Offer Notice, and Landlord shall be free to lease the ROFO Space offered under the applicable Offer Notice to a third party upon such terms as Landlord and the third party agree. D. Upon exercise of any ROFO, the ROFO Space will be deemed added to the Premises and Tenant will accept such space in its “as is” condition without any remodeling or fix-up work performed by Landlord, except to the extent set forth in the Offer Notice. All costs of preparing any ROFO Space for Tenant’s occupancy, including costs of compliance with applicable laws will be paid by Tenant, except to the extent set forth in the Offer Notice. After exercise of any ROFO, the parties will execute an amendment to the Lease evidencing the addition of such ROFO Space. E. Tenant’s right to exercise any ROFO is conditioned on: (i) no event of default by Tenant existing at the time it exercises the ROFO or on the date that Tenant’s occupancy of the ROFO Space is scheduled to commence; (ii) there having been no more than 2 uncured events of default by Tenant during the Term; (iii) Tenant not having vacated the Premises or assigned its interest in the Lease, except to a Permitted Transferee; and (iv) Tenant not having first sublet the Premises or any portion thereof from and after the date of the Offer Notice. This ROFO is personal to Tenant and may not be assigned (except to a Permitted Transferee). In the event of such an assignment of the Lease (other than to a Permitted Transferee) or a subletting or vacation of any portion of the Premises, or if there has been more than 2 uncured Events of Default by Tenant during the Term, the ROFO shall be deemed null and void and of no further force or effect. 756069 5

DocuSign Envelope ID: E660873F-9F59-440E-81D6-ABF2AAB8C0B7 F. All notifications contemplated by this Section 8, whether from Tenant to Landlord, or from Landlord to Tenant, must be in writing and given in the manner provided for notices in this Lease. 10. Tenant hereby represents and warrants to Landlord that it has not engaged any broker in connection with the negotiation and/or execution of this Amendment other than JLL (“Tenant’s Broker”), who has acted as Tenant’s agent. Tenant has no knowledge of any broker’s involvement in this transaction, other than Sentinel Management, Inc. (“Landlord’s Broker”), who has acted as Landlord’s agent. Landlord shall pay those commissions regarding this Amendment owed to Tenant’s Broker and/or Landlord’s Broker pursuant to a separate agreement. Tenant will indemnify Landlord against any claim or expense (including, without limitation, attorneys’ fees) paid or incurred by Landlord as a result of any claim for commissions or fees by any broker, finder, or agent, whether or not meritorious, employed by Tenant or claiming by, through or under Tenant other than Tenant’s Broker. Landlord will indemnify Tenant against any claim or expense (including, without limitation, attorneys’ fees) paid or incurred by Tenant as a result of any claim for commissions or fees by any broker, finder, or agent, whether or not meritorious, employed by Landlord or claiming by, through or under Landlord. 11. The 1841 Building has two existing 120/208 volt transformers. One transformer is 750kw and the second transformer is 500kw. Tenant shall have access to all 1250kw except for one 400amp 120/208 volt electrical panel. 12. In Section 10 (Alterations – Changes and Additions – Responsibility – No Holes in Roof – No Equipment on Roof) of the Lease, the second to last sentence of the second paragraph shall be deleted in its entirety and replaced with the following in lieu thereof: If within 20 days after such plans and specifications are submitted by Tenant to Landlord for such approval, Landlord shall have not given Tenant notice of disapproval, stating the reason for such disapproval, Tenant may deliver a second request for approval to Landlord which request shall clearly state in large bold letters that failure to respond within ten (10) days shall be deemed approval, and if Landlord fails to respond within such 10-day period, then such plans and specifications shall be considered approved by Landlord. 13. In Section 22.1.3 (Default Defined) of the Lease, “10 days” shall be deleted and replaced with “15 days”. 14. Notwithstanding anything to the contrary in the Lease, if this Lease is junior to any mortgage or deed of trust, prior to the Expansion Date, Landlord shall request a subordination, attornment and non-disturbance agreement to be entered into with Tenant from all such holders of a mortgage or deed of trust, on such holders’ standard form (“SNDA”). 15. Tenant’s parent company is Guarantor, which is a publicly traded company. So long as Guarantor remains a publicly traded company, Section 30 of the Lease is hereby modified to the effect that if Landlord requests financial statements or other financial information from Tenant, the request will be satisfied if Tenant provides publicly available financial information of Guarantor. 15. Section 38.3 (Substitute Premises) of the Lease is hereby deleted in its entirety. 16. If there is any conflict between the terms of this Amendment and the terms of the Lease, the terms of this Amendment govern. The Lease as hereby amended is in full force and effect, is hereby ratified and affirmed by the parties, and is binding upon the parties in accordance with its terms. 17. Time is of the essence herein. 756069 6

DocuSign Envelope ID: E660873F-9F59-440E-81D6-ABF2AAB8C0B7 IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year below and it is effective as of the date first above written. NUTRONICS, INC., a Nevada corporation GCC LONGMONT HOLDINGS, LIMITED PARTNERSHIP, a Delaware limited partnership By: By: GCC Longmont Holdings GP, Inc., Name: Jeff Barchers a Delaware corporation, its General Partner Title: VP/CTO 7/1/2020 By: Date of Signature: __________________ Name: Dave Kristen Title: Managing Partner “Tenant” Date of Signature: __________________7/1/2020 “Landlord” 756069 7

DocuSign Envelope ID: E660873F-9F59-440E-81D6-ABF2AAB8C0B7 Exhibit A Expansion Premises 756069 8

DocuSign Envelope ID: E660873F-9F59-440E-81D6-ABF2AAB8C0B7 Exhibit A-1 1841 Building LOT 1F, LONGS PEAK INDUSTRIAL PARK-MINOR SUBDIVISION “F”, THE PLAT OF WHICH WAS RECORDED FEBRUARY 28, 1983 ON FILM 1241 AS RECEPTION NO. 535391 UNDER PLAN FILE NO. P-13, F-3, #10, CITY OF LONGMONT, COUNTY OF BOULDER, STATE OF COLORADO. 756069 9

DocuSign Envelope ID: E660873F-9F59-440E-81D6-ABF2AAB8C0B7

Exhibit B

Form of Expansion Date Acknowledgement and Agreement

Expansion Date Acknowledgment and Agreement

This Expansion Date Acknowledgment and Agreement ("Agreement") is an acknowledgment of the Expansion Date as defined in the Third Amendment to Lease ("Amendment") and intended to be a part of that certain Lease for premises located at 1841 and 1851 Lefthand Circle, Longmont, Colorado, which Amendment was effective on the ____ day of ___________, 2020, by GCC LONGMONT HOLDINGS, LIMITED PARTNERSHIP, a Delaware limited partnership, as Landlord, and NUTRONICS, INC., a Nevada corporation, as Tenant.

Landlord and Tenant hereby agree that:

1. Tenant acknowledges that both the 1851 Building, the 1841 Building and the Premises (inclusive of the Existing Premises and the Expansion Premises) are satisfactory in all respects.

2. Tenant took possession of the Expansion Premises on _________, _____. Tenant hereby agrees to pay partial month's Base Rent in the amount of $_____ (___ days at $___ per diem).

3. The Expansion Date of the Lease is hereby agreed to be the ____ day of the month of ________, ________. The New Expiration Date is hereby agreed to be the last day of the month of ________, 20___.

4. Tenant shall pay Base Rent for the Premises pursuant to the terms of the Lease and in accordance with the following schedule:

Period	Annual PSF	Monthly Base Rent
__________, 20__ - __________, 20__	$______	$___________
__________, 20__ - __________, 20__	$______	$___________
__________, 20__ - __________, 20__	$______	$___________
__________, 20__ - __________, 20__	$______	$___________
__________, 20__ - __________, 20__	$______	$___________
__________, 20__ - __________, 20__	$______	$___________
__________, 20__ - __________, 20__	$______	$___________

All other terms and conditions of the Lease are hereby ratified and acknowledged to be unchanged.

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DocuSign Envelope ID: E660873F-9F59-440E-81D6-ABF2AAB8C0B7 Agreed and executed this _______ day of , 2020. LANDLORD: GCC LONGMONT HOLDINGS, LIMITED PARTNERSHIP, a Delaware limited partnership By: GCC Longmont Holdings GP, Inc., a Delaware corporation, its General Partner By Title:_____________________________ TENANT: NUTRONICS, INC., a Nevada corporation By Title 756069 11

DocuSign Envelope ID: E660873F-9F59-440E-81D6-ABF2AAB8C0B7 Exhibit C Garage Specifications 756069 12

DocuSign Envelope ID: E660873F-9F59-440E-81D6-ABF2AAB8C0B7 Exhibit D Form of Guaranty Guaranty 7/1/2020 THIS GUARANTY is executed as of _________________, by nLIGHT, Inc., a Delaware corporation ("Guarantor"). W I T N E S S E T H : GCC LONGMONT HOLDINGS, LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord"), is willing to execute that certain Third Amendment to Lease dated ____________,July 1st 2020 (the "Third Amendment"), to that certain Lease dated July 3, 2014, including that certain Addendum (“Addendum”), with Nutronics, Inc., a Nevada corporation (“Tenant”), as amended by that certain First Amendment to Lease dated August 4, 2016, that certain Second Amendment to Lease dated November 2, 2016, and that certain Expansion Date Acknowledgement and Agreement dated May 3, 2017 (collectively, the “Lease”), pertaining to those certain premises (the “Existing Premises”) consisting of approximately 16,792 rentable square feet of space known as Suite G in the building (the “Building”) having an address of 1851 Lefthand Circle, Longmont, Colorado on condition of receiving this Guaranty; NOW, THEREFORE, for and in consideration of Landlord's execution and delivery of the Third Amendment and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by Guarantor, Guarantor hereby agrees as follows: 1. Guarantor represents and warrants to Landlord that: A. Guarantor is financially interested in Tenant. B. The financial information provided to Landlord by Tenant and Guarantor is accurate for the periods shown and there has been no material adverse change since such dates in either Tenant or Guarantor. Any financial information shall be provided under a standard non-disclosure agreement among Landlord, Tenant and Guarantor. 2. Guarantor unconditionally and irrevocably guarantees the prompt and faithful performance of all provisions of the Lease by Tenant and any assignee and any Permitted Occupant of Tenant, including, but not limited to, payment of all rent and other sums due Landlord. Guarantor waives each and every notice to which Guarantor may be entitled under the Lease, or otherwise, and consents to any extension of time, leniency, waiver, forbearance, or any amendment which may be made in the Lease, and no amendment, waiver, or forbearance will release Guarantor from any liability or obligation hereby guaranteed. Notwithstanding anything contained herein to the contrary, in the event of an assignment of the Lease by the original Tenant to an entity having a net worth, as reasonably determined by Landlord, of not less than Guarantor's as of the effective date of such assignment or as of the date of this Guaranty, whichever is higher, and such entity is otherwise approved by Landlord in writing in accordance with the terms and conditions of the Lease, then, provided such entity assumes Tenant's obligations under the Lease in a writing acceptable to Landlord and there has been no default by Tenant under the Lease prior to the date of such assignment, Guarantor's liability under the Lease for the obligations of such assignee-entity under the Lease from and after the effective date of such assignment shall terminate; provided, however, Guarantor shall remain liable for all obligations of Tenant arising prior to the effective date of such assignment and such obligations shall survive such termination. In no event shall Guarantor be released from liability under this Guaranty in the event of an assignment under the Lease that does not require Landlord's consent. 3. If an event of default (as defined in the Lease) by Tenant occurs, Landlord may commence suit against Guarantor and/or exercise any available remedy at law or equity to enforce the provisions of 756069 13

DocuSign Envelope ID: E660873F-9F59-440E-81D6-ABF2AAB8C0B7 this Guaranty without first commencing any suit or otherwise proceeding against Tenant or exhausting its remedies against Tenant. This is a guaranty of payment and performance and not a guaranty of collection; Guarantor's liability under this Guaranty is primary. Landlord's rights shall not be exhausted by its exercise of any remedies or by any number of successive suits until and unless all obligations hereby guaranteed have been fully performed. 4. Landlord and Guarantor each waives any right to a trial by jury in suits arising out of or concerning the provisions of this Guaranty. If any suit is commenced by Landlord to enforce this Guaranty, the prevailing party shall recover all reasonable costs incurred in connection therewith, including reasonable attorneys' fees. 5. No payment by Guarantor except full payment and performance shall entitle Guarantor by subrogation or otherwise, to any payment by Tenant under or out of the property of Tenant. 6. This Guaranty inures to the benefit of Landlord, its successors and assigns and shall be binding upon the heirs, personal representatives, successors, and assigns of Guarantor. 7. The liability of Guarantor is not affected by, and Guarantor expressly waives any defenses by reason of, (a) the release or discharge of Tenant in any bankruptcy or other proceedings; (b) the limitation or cessation of the liability of Tenant; (c) the rejection or disaffirmance of the Lease in any proceeding; (d) amendment, assignment or transfer of the Lease by Tenant; or (e) any disability or other defense of Tenant. 8. Guarantor agrees that if Tenant files a petition for relief under any provisions of the Federal Bankruptcy Code, or any similar law, if such a petition filed by creditors of Tenant is approved by a Court, or if any Court appoints a receiver tenant to operate, including Tenant's obligations under the Lease and/or a substantial part of Tenant's property: (a) if the Lease is terminated or rejected, or the obligations of Tenant are modified, Landlord has the option either (i) to require Guarantor to execute and deliver to Landlord a new lease as tenant for the balance of the term and containing the same provisions as the Lease, or (ii) to recover from Guarantor that which Landlord would have been entitled to recover from Tenant upon a termination of the Lease due to a default by Tenant even though Landlord may not be entitled to recover the same from Tenant in such proceeding; and (b) if any obligation under the Lease is performed by Tenant and any part of such performance is avoided or recovered from Landlord as a preference, fraudulent transfer or otherwise, the liability of Guarantor under this Guaranty shall remain in effect. 9. This Guaranty will be governed by the internal laws of the State of Colorado and shall be deemed executed in the City and County of Denver. Guarantor consents to and submits to the jurisdiction of the federal and state courts located in Denver, Colorado, and any suit shall be brought in a federal or state court located in Denver, Colorado, with appropriate jurisdiction over the subject matter. Guarantor waives any defenses based on the venue, inconvenience of the forum, lack of personal jurisdiction, sufficiency of service of process or the like in any suit brought as aforesaid. nLIGHT, Inc., a Delaware corporation By:___________________________ Its:___________________________Chief Financial Officer "Guarantor" 756069 14